CONFIDENTIAL

                           AGREEMENT

The following outlines the terms of employment agreed between Noel R. Bambrough (NRB) and Altaf Nazerali on behalf of InfoImaging Technologies, Inc.
(ITI), a Nevada corporation listed on the OTCBB under the symbol ZFAX, agreed to this 31st day of March, 1999.

A.  COMPENSATION

1. For the month of March 1999, NRB will be paid at his daily rate of $1,500.00 US for the time he spends on ITI business. NRB will submit invoices for his time and expenses on a weekly basis and they will be payable on receipt.

NRB will be reimbursed for travel and other appropriate expenses supported by proper documentation.

2. For the month of April 1999, and each and every month thereafter until the current effort to raise money is successfully concluded, (anticipated in June or July 1999) NRB will be paid $12,500.00 U.S. per month. The amount of $6,250.00 U.S. will be payable on the 15th and 30th of each month. If the 15th and/or 30th falls on a weekend or holiday, the payment will be made on the prior business day.

During the above interim period it is understood by ITI that NRB will continue working on existing projects unrelated to ITI. However, ITI requirements will receive priority attention and the majority of NRB's time. NRB will continue to be reimbursed for expenses incurred on ITI business as outlined in Paragraph 1.

3. During this interim period, NRB will be appointed Executive Vice President and Chief Operating Officer or ITI and President of ITI's subsidiary incorporated in Delaware.

NRB will also be appointed to the Board of Directors of each company.

4. In the month following the successful completion of the money raise identified in Paragraph 2, NRB will become a permanent full-time employee of ITI. His compensation will be as follows:

a. Salary: $20,833.00 U.S. per month

Incentive Bonus: An amount of up to $100,000 U.S. per year based on the achievement of agreed-on goals and targets. The parties will agree on the goals and targets by April 30, 1999 as a result of the business plan now being prepared.

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b.  In addition, ITI will pay NRB's benefits consisting of health and dental insurance plus any other benefits provided to the officers or employees of ITI.

C.  The compensation package will be reviewed annually.

5.  Share Option.

A. NRB will be granted the option to purchase 200,000 common shares at a price of $4.00 U.S. each.

B.  The options will vest as follows:

i) 50,000 will vest on the successful completion of the money raise.

ii) Thereafter, 10,000 options will vest each and every month until the remaining 150,000 options are fully vested.

C. In the event of a sale of the company or a substantial investment in the equity of the company by a strategic partner resulting in a significant change of the majority of the company's board of directors, any options not fully vested will immediately vest.

D. Subject to the approval of ITI's board of directors, a minimum of 10% of the options created in any new or additional option pools will be allocated to NRB at the prevailing market price at the time such new options may be granted and will vest at the rate of 10,00 options per month in addition to any options then vesting under Paragraph 5.b.

6. At the time NRB becomes a permanent employee he will be appointed President and Chief Executive Officer of the parent company.

7. It is understood and agreed that NRB will relocate the permanent offices of the company to the area of Atlanta, Georgia, USA.

8. A. In the event that ITI is not successful raising the money, ITI and NRB agree that all terms of this agreement are null and void. Any further relationship will be re-negotiated except that;

B. ITI will give NRB two (2) months notice or will pay NRB $25,000.00 U.S. in lieu of notice.

At that point neither party shall have any further obligation to the other.

9. In the event that NRB becomes a permanent employee, and subsequently circumstances change such that either of the parties wishes to terminate the relationship, the following terms shall apply:

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a.  In the event ITI wishes to terminate this agreement, the ITI will give NRB six (6) months notice in writing that ITI wishes to terminate the agreement or will pay six (6) months full compensation in lieu of notice,

(i) NRB will continue to be paid at his then current salary along with all existing benefits.

(ii) Any earned incentive bonus will be paid.

(iii) Any unvested options will continue to vest during the six-month period as outlined in Paragraph 5.b and 5.d.

(iv) Any expenses incurred to date or during the six-month period will be reimbursed promptly.

b. In the event NRB wishes to terminate the agreement, then NRB will give ITI six (6) months notice in writing that NRB wishes to terminate the agreement.

(i) NRB will continue to be paid at his then current salary along with all existing benefits.

(ii) Any earned incentive bonus will be paid.

(iii) Any unvested options will continue to vest during the six-month period as outlined in Paragraph 5.b and 5.d.

(iv) Any expenses incurred to date or during the six-month period will be reimbursed promptly.

This letter agreement will be interpreted according to the laws of the State of Georgia.

"Altaf Nazerali"                        "Noel R. Bambrough"
---------------------                   ----------------------
Altaf Nazerali                          Noel R. Bambrough
President & CEO
InfoImaging Technologies Inc.